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                                                                Exhibit 10.12


October 9, 1995




Mr. Carl DeSantis
Rexall Sundown, Inc.
851 Broken Sound Parkway, N.W.
Boca Raton, Florida 33487

Dear Carl:

Reference is hereby made to the Employment Agreement ("Agreement") dated April 1, 1995 between Rexall Sundown, Inc. (the "Company") and Carl DeSantis (the "Employee"). Effective the date hereof, the Company and the Employee have agreed to amend Section 3.1 of the Agreement by deleting Section 3.1 in its entirety and inserting the following provision in lieu thereof:

     "3.1 Salary. In payment for the obligations to be performed by the Employee during the Term, the Company shall pay to the Employee (subject to any applicable payroll and/or taxes required to be withheld) annual compensation ("Annual Compensation") equal to (i) a salary of Four Hundred Thirty Five Thousand Dollars ($435,000) in cash commencing October 9, 1995 and (ii) for each succeeding year during the Term commencing April 1, 1997, a salary equal to that of the previous year increased by the greater of (A) 5% or (B) the increase in the cost of living based upon the Revised Consumer Price Index (1982-84=100) published by the Bureau of Labor Statistics of the United States Department of Labor for Boca Raton, Florida utilizing April 1,1995 as the base month."

If the foregoing is in accordance with our understanding, please execute the enclosed copy of this letter and return to the undersigned.

Very truly yours,

REXALL SUNDOWN, INC.


By:  /s/ Christian Nast
     ----------------------------
     Christian Nast,
     President

AGREED TO AND ACCEPTED this 1st day of October 1995.

   /s/ Carl DeSantis
-----------------------------
       Carl DeSantis